Exhibit 3.3

ARTICLES OF AMENDMENT

OF THE

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ANSWERTHINK, INC.

Answerthink, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), hereby certifies as follows:

FIRST: That a meeting of the Board of Directors of the Corporation held on November 14, 2007 a Resolution was duly adopted proposing to amend the Articles of Incorporation of this Corporation, declaring said amendment to be advisable and in the best interest of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the shareholders therefor, which resolutions setting forth the proposed amendment is as follows:

“NOW, THEREFORE IT RESOLVED, that the amendment to these Articles of Incorporation of the Corporation to officially change the name of the Company to “The Hackett Group, Inc.” is hereby authorized, adopted and approved.”

SECOND: The foregoing amendment to the Articles of Incorporation was approved at the Corporation’s Special meeting of Shareholders held on December 21, 2007 by the holders of at least the majority of the outstanding cost of entitled to vote thereon.

THIRD: The foregoing amendment to the Articles of Incorporation was duly adopted and approved in accordance with the requirements of subsection 607.1003 of the Florida Business Corporation Act.

FOURTH: The effective date for the name change shall be 12:00AM January 1, 2008.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer, as of the 21st day of December, 2007.

ANSWERTHINK, INC.

By:	/s/ Ted A. Fernandez
Ted A. Fernandez
Chairman of the Board and Chief Executive Officer

ATTEST:	/s/ Robert A. Ramirez
Robert A. Ramirez
Executive Vice President, Finance and Chief Financial Officer